Exhibit 10.1

Intersil Corporation

1001 Murphy Ranch Road

Milpitas, CA 95035

December 9, 2012

Mr. David B. Bell

c/o Intersil Corporation

1001 Murphy Ranch Road

Milpitas, CA 95035

Dear David,

This letter (the “Letter”) confirms your resignation, effective immediately, as the President and Chief Executive Officer of Intersil Corporation (the “Company”), as a member of the Board of Directors of the Company and from all other positions and/or directorships you hold with the Company and/or its subsidiaries.

You and the Company agree that your resignation will be treated as a Termination without Cause for the purposes of Section 7(b) of your employment agreement with the Company, dated May 4, 2010, as amended to date (the “Employment Agreement”) and any equity awards granted to you by the Company. Accordingly, you will be entitled to receive certain benefits and payments with regard to your termination of employment. The list below describes the payments and benefits that you will be entitled to receive following your termination of employment, provided that you comply with the requirements of the Employment Agreement, this Letter, and all other applicable agreements with the Company and/or its subsidiaries. Except as set forth below, all equity awards granted to you by the Company pursuant to the Company’s 2008 Equity Compensation Plan (the “Plan”) or otherwise shall remain subject to the terms and conditions of the Plan and all applicable award agreements.

1.	Accrued Payments. You will receive payment of all unpaid base salary and vacation accrued to the date of your termination of employment.
2.

Cash Payments. You will be entitled to continuance of your base salary as of the date of this Letter ($640,000 per year) for a period of two years, payable in accordance with the Company’s normal payroll practices. In addition, you will be entitled to four payments, each in the amount of fifty-five percent (55%) of such base salary, payable within 30 days after each of March 1, 2013, September 1, 2013, March 1, 2014 and September 1, 2014.

3.	Equity Awards. As of the date of your termination, you will be entitled to the equity awards set forth on Schedule 1 hereto, subject to the terms of the applicable grant documentation and the Plan.

Exhibit 10.1

4.

Welfare Benefits.  You will be eligible to convert your and your covered dependents’ life insurance coverage provided by the Company to individual policies and the Company shall reimburse you for the applicable premiums paid by you with respect to such policies that are attributable to the period commencing on the date of such conversion and ending on May 4, 2013. You will also be eligible for reimbursement by the Company of premiums for the continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, of medical, dental and vision coverage for you and your eligible dependents for a period of one (1) year following the date of this Letter.

You acknowledge and agree that, except for the payments and benefits set forth above, you will not be entitled to any compensation, award or damages with respect to your employment or termination of employment, including, without limitation, any annual bonus you would otherwise have been eligible to receive for the fiscal year of 2012. Pursuant to the Employment Agreement, any payments (other than those set forth in Section 1) scheduled to be provided pursuant to this Letter prior to the 45th day following the date of this Letter shall instead be paid in a lump sum on the 45th day following the date of this Letter and all payments scheduled to be made thereafter shall be made as regularly scheduled. In addition, you acknowledge and agree that certain of the payments described above are required to be delayed to comply with the requirements of Section 7(d) of the Employment Agreement, and that the Company is not and shall not be responsible or liable for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or for the payment or reimbursement of any tax which may be imposed upon you pursuant to the requirements of Code Section 409A. You further acknowledge and agree that the Company may withhold from any payments described in this Letter such federal, state or local income taxes to the extent determined necessary by the Company to be withheld pursuant to any applicable law or regulation. You acknowledge that you are responsible for the payment of any income taxes due with respect to any payments or benefits described herein or otherwise from the Company. Any reimbursement payment due to you under this Letter (in each case only to the extent that such benefits are taxable to you) shall be paid to you on or before the last day of your taxable year following the taxable year in which the related expense was incurred.  Any reimbursement payment due to you pursuant to such provisions and the provision of any taxable benefits to you under this Letter are not subject to liquidation or exchange for another benefit and the amount of such expenses eligible for reimbursement or such benefits that you receive in one taxable year shall not affect the expenses eligible for reimbursement or the amount of such benefits that you receive in any other taxable year.

Pursuant to your Employment Agreement, in consideration for the benefits and payments described above (other than those described in Section 1), you agree (i) to execute an employee release agreement (the “Release”), attached hereto as Exhibit A, which is substantially similar to that required by and set forth as Exhibit A to the Employment Agreement, such that it is effective and irrevocable within 45 days following the date of this Letter, (ii) to continue to be subject to Section 7(d), 9, 10(a), 10(b) mutatis mutandis, 11, 12(c) and 12(k) of the Employment Agreement and (iii) that, from and after the date of this Letter, you shall not, publicly or privately, disparage or make any statements (written or oral) that would impugn the integrity,

Exhibit 10.1

acumen (business or otherwise), ethics or business practices, of the Company or its subsidiaries or their respective directors, officers, employees, or affiliates, except only to the extent (x) necessary in any judicial or arbitral action to enforce the provisions of this Letter or (y) as required by law, any governmental authority or agency or any recognized subpoena power. You further agree to cooperate with the Company, and make yourself available at reasonable times upon reasonable request, in connection with any litigation, investigation or other adversarial or other legal process involving the Company or its subsidiaries. You will be reimbursed by the Company for any actual and reasonable out-of-pocket expenses incurred in the course of such cooperation and availability. You and the Company agree that any announcement by the Company with respect to the termination of your employment and your resignation as a director will be disclosed to you prior to its issuance or publication and you will have a reasonable period of time within which to comment on the content of any such announcement.

No waiver shall be binding unless in writing and signed by the party waiving the breach. This Letter may not be amended or modified other than by a written agreement executed by you and the Company.

This Letter will be governed by the laws of the State of Delaware without reference to conflict of laws provisions. If a legal action or other proceeding is brought for enforcement of this Letter because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Letter, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled. Any reimbursements made by the Company to you in respect of such reasonable attorney’s fees and costs incurred shall be made no later than the end of the calendar year following the calendar year in which the related cost is incurred by you.

This Letter represents the entire agreement between you and the Company concerning the subject matter of your termination of employment with the Company and severance entitlements, and expressly supersedes all other agreements, promises or understandings, oral or written, including without limitation the Amended and Restated Change in Control Severance Benefits Agreement between you and the Company dated May 4, 2010.

This Letter may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit 10.1

The Company greatly appreciates your efforts and dedication on behalf of the Board and the Company.  We wish you the best in your future endeavors.

Sincerely,

INTERSIL CORPORATION

By:	/s/ Thomas C. Tokos

Title:	Sr. Vice President, General Counsel and Secretary

Dated:	12/19/2012

Acknowledged and Agreed:

DAVID B. BELL

/s/ David B. Bell

Dated: 12/19/2012

Exhibit 10.1

Exhibit A

Intersil Corporation

Employee Release Agreement

Except as otherwise set forth in this Employee Release Agreement (the “Agreement”), I, David B. Bell, hereby release, acquit and forever discharge Intersil Corporation (the “Company”), its parents and subsidiaries, and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; the California False Claims Act; the Unruh Civil Rights Act; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s Indemnification Agreement, to provide me with continued coverage under the Company’s directors and officers liability insurance policy to the same extent that it has provided such coverage to previously departed officers and directors of the Company and to provide me with the rights, benefits and payments set forth in the separation letter entered into by the Company and me dated December 9, 2012 (the “Separation Letter”).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company or any other related party identified above. Accordingly, I agree and acknowledge that the above general release provision applies not only to claims that are presently known, suspected, or

Exhibit 10.1

disclosed to me, but also to claims that are presently unknown, unsuspected, or undisclosed to me. I acknowledge that I am assuming the risk that the facts may turn out to be different from what I believe them to be and agree that the general release in this Agreement shall be in all respects effective and not subject to termination or rescission because of such mistaken belief.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and release described in the Separation Letter is in addition to anything of value which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement and have been advised to do so; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following my execution of this Agreement to revoke the Agreement by providing written notice to the Company; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired without exercise, which shall be the eighth day after this Agreement is executed by me.

DAVID B. BELL

/s/ David B. Bell

Dated:	12/19/2012

Exhibit 10.1

Schedule 1

Equity Awards

Schedule 1

	Grant		Shares	Option	Total Equity
Type	Date	Plan	Granted	Price	After Termination
NQSO	04/02/2007	1999	350,000	$ 26.77	350,000
NQSO	04/01/2008	1999	180,000	$ 26.42	180,000
NQSO	04/01/2009	2008	240,000	$ 12.02	240,000
NQSO	04/01/2010	2008	240,000	$ 14.80	240,000
NQSO	04/01/2011	2008	179,190	$ 12.35	134,392
NQSO	04/02/2012	2008	179,190	$ 11.22	89,595
PDSU	04/02/2007	1999	75,000	N/A	56,250
PDSU	04/01/2010	2008	53,333	N/A	7,964
DSU	01/04/2010	2008	81,000	N/A	81,000
DSU	04/01/2011	2008	63,750	N/A	47,812
DSU	04/02/2012	2008	63,750	N/A	31,874